Exhibit 10.40

PURCHASE AGREEMENT – PLASMA CONVERTER SYSTEM

This sales agreement is for the sale of goods and services for a 10 TPD (rated) Plasma Converter Systems (PCS) to process Municipal Sold Waste type material. The agreement is made between STARTECH Environmental Corporation, (hereinafter “Company”) a corporation organized and existing under the laws of the State of Colorado, U.S.A. with its principal office at 88 Danbury Road, Wilton Connecticut and Plasma Processing Technologies Limited (hereinafter, “Customer”), a corporation organized and existing under the laws of England and Wales, having its principal place of business at 19 Carlyle Square, London SW3 6EY, United Kingdom.

Goods and Services

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Company will design, furnish and deliver (FOB, Bristol, CT); a 10 TPD PCS integrated Startech Environmental Corporation Plasma Converter System (PCS). Equipment for the use and disposal of the Plasma Converted Gas (PCG) has not been included in this sales agreement.

▪	Company shall furnish Startech parts and accessories required for integration of the Plasma Converter System equipment and skids specified in Exhibit D.
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The Company will provide on-site startup and systemization training services at Customers site location to coordinate the PCS installation after the Plasma Converter Systems arrive on site. The scope of this service includes up to 10 man weeks of a Company engineer/technician at Customer’s location, travel and living expenses included.

▪	The Company will provide the customer’s operators training and operator certification.
▪	The Company will provide a two (2) year warranty.
▪	The Company will provide a comprehensive spare parts kit.
▪	List of the comprehensive spare parts kit to be provided within six months of signing this Agreement.

Shipment, Delivery and Startup

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Company shall deliver FOB, Bristol, CT the 10 TPD PCS System, targeted for release from its Bristol, CT plant on or about 12 months from the executed date of this Purchase Agreement or sooner, provided that notice is given 60 days from the date of this Order, however not to be sooner than ten months from the date of signing of this Agreement and payment of the initial down payment specified in Exhibit C. The company will also provide at a cost pass thru service the management of the packing, shipping, transportation and insurance from our Bristol, CT facility to the site destination.

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Customer shall receive, provide support to Company to unload, and store each shipment of components of the System, as may be required, at the Customer Premises. However, Customer shall not uncrate or unpack such components without prior permission and/or supervision from Company.

▪	Upon final delivery of the system to the site location by the Customer, it will take approximately 2 months for system installation, training and startup with Company coordination and support.
▪	Startech shall provide control documents (“ICD”) that specify various systems support - utility requirements.

Training and Documentation

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Company shall provide Customer with four (4) sets [two (2) in English; and two (2) in Polish] of training course materials and operating documentation materials for each of the Plasma Converter Systems. The training consists of the following items:

1)	System Installation Manual and Operating and Maintenance Manuals.
2)	Training for operating and maintenance personnel for up to four (4) operators for the PCS. The specific training to be conducted by the Company includes the following major areas:

•	PCS Operations and maintenance
•	Troubleshooting (What if Analysis)
•	Control System Procedures (System Start-up, Processing & Shutdown Protocols)

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One (1) week of equipment familiarization orientation and training will be conducted at the Company facility in Bristol, CT for the Customer personnel indicated above. This orientation excludes all travel and living expenses for the Customer’s personnel which are the responsibility of the Customer.

Customer Requirements

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Provide a Customer Facility (building) for installation of the Plasma Converter System with required utility hookups at the Plasma Converter System skid locations (i.e. appropriate electrical power, water etc.).

▪	Customer is responsible for packing, shipping and transportation from our Bristol, CT factory to the final site location.
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The Company will provide technical supervision for the installation and commissioning of the Plasma Converter System (PCS) equipment installation. The Customer shall provide on-site contractor and craft labor and construction equipment in support of Startech field personnel during installation.

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Grant to Company Personnel access to the Customer Premises, including the System, Customer Facilities, and Customer Equipment, as may be necessary or appropriate for Company to perform its responsibilities under this Agreement.

▪	Customer to provide all language translation for all documentation.
▪	Customer will be responsible for permits, if any.

Price and Terms of Goods and Services

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In consideration of Company's obligations as recited herein, the Customer shall pay the Total Price of five million four hundred thousand dollars ($5,400,000) for the 10 TPD Plasma Converter System specified in Exhibit D. The required payment milestone schedule is included in Exhibit C.

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In addition to the Total Price, Customer shall duly report and pay all international, federal, state, local, and other taxes, value added tax (VAT), customs duties or other charges (other than income or franchise taxes payable by Company) directly applicable to the sale, installation, maintenance, or use of the System.

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Where in any payment, of which the company has received payment, the value of unfixed materials and or goods has been included and materials and or goods have been intended for and placed on or adjacent to the manufacturing facility, the materials and or goods shall be delivered to the Customer ‘constitum possessorium’ and shall thereby become property and ownership of the Customer. The company shall be responsible for any loss or damage, and the materials or goods shall not be removed, except for the use in the manufacture of the equipment, without the written authority of the Customer.

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All amounts, other than the down payment, not paid by Customer within thirty (30) days after such amounts become due and payable to Company shall bear interest at the maximum rate of interest allowed by applicable law.

Other Terms and Conditions

Warranties

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Company provides a two year product warranty for each Plasma Converter System (PCS) which initiates upon the scheduled startup date. The specific warranty provisions are included as Exhibits A and B of this contract.

Limitation of Liability

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In no event shall Company be liable for any consequential, incidental, indirect or special damages of any kind whatsoever (including, but not limited to, lost profits, plant down time, loss of use of the equipment and claims of third parties) in connection with this agreement, the equipment or the subject matter of this agreement. notwithstanding anything to the contrary set forth elsewhere in this agreement, in no event shall Company be liable for any damages, costs or expenses (including, but not limited to, reasonable attorneys fees) of any kind in connection with the sale or use of any equipment sold hereunder in an amount greater than the amount of the purchase price actually received by company for such equipment.

Force Majeure

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Neither party shall be liable for any costs or damages attributable to nonperformance (including delays on the part of Company in making deliveries hereunder) arising out of any "Event of Force Majeure," which shall consist of any cause not within its reasonable control and not due to its fault or negligence.

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Each party shall give the other party prompt notice of the occurrence of any Event of Force Majeure that is expected to cause delay hereunder, and the date of performance by any such party shall be extended for a period not exceeding the period of delay caused by the Event of Force Majeure identified in such notice.

Settlement of Disputes

Trial by Jury; Waiver.  THE CUSTOMER HEREBY WAIVES ITS RIGHT TO CLAIM A TRIAL BY JURY WITH RESPECT TO ANY ACTION BY OR AGAINST COMPANY ARISING HEREUNDER.  CUSTOMER ACKNOWLEDGES THAT THE TRANSACTION EVIDENCED BY THIS NOTE IS A "COMMERCIAL TRANSACTION" WITHIN THE MEANING OF C.G.S. CHAPTER 903a, AS AMENDED. FOR THE CONSIDERATION AFORESAID, CUSTOMER HEREBY WAIVES ANY RIGHT WHICH CUSTOMER MIGHT HAVE TO A NOTICE AND A HEARING OR A PRIOR COURT ORDER, UNDER SAID CHAPTER 903a OR AS OTHERWISE PROVIDED UNDER ANY APPLICABLE FEDERAL OR STATE LAW, IN THE EVENT THE COMPANY SEEKS ANY PREJUDGMENT REMEDY AND/OR "EX PARTE" ATTACHMENT OF REAL OR PERSONAL PROPERTY IN CONNECTION WITH ANY SUIT ON THIS SALES AGREEMENT.  CUSTOMER ACKNOWLEDGES THAT BUT FOR THE ACKNOWLEDGMENT AND WAIVER CONTAINED IN THIS PARAGRAPH, THE COMPANY MIGHT OTHERWISE HAVE TO ESTABLISH PROBABLE CAUSE AND/OR POST A BOND OR OTHER SECURITY IN CONNECTION WITH SUCH AN ACTION UNDER THE "DUE PROCESS" CONSIDERATIONS OR OTHERWISE OF ANY APPLICABLE FEDERAL OR STATE LAW, AND CUSTOMER SPECIFICALLY WAIVES ANY OF SUCH REQUIREMENTS IMPOSED ON THE COMPANY.

No Strict Construction.  The parties have hereto participated jointly in the negotiation and drafting of this Sales Agreement.  In the event an ambiguity or questions of intent or interpretation arises under any provision of this Sales Agreement, it shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Sales Agreement.

Connecticut Law and Jurisdiction.  This Sales Agreement shall be governed by and be construed in accordance with the laws of the State of Connecticut without regard to the conflicts of law rules of such state.  THE CUSTOMER HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF CONNECTICUT FOR THE PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS SALES AGREEMENT, THE OTHER AGREEMENTS, AND THE TRANSACTIONS CONTEMPLATED HEREBY.  IF THE CUSTOMER DOES NOT MAINTAIN A REGISTERED AGENT IN CONNECTICUT, THE COMPANY MAY SERVE THE CUSTOMER BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO THE CUSTOMER AT THE ADDRESS SET FORTH HEREIN.  THE CUSTOMER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, (a) ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT; AND (b) ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

Miscellaneous

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This Agreement shall be binding upon the successors and assignees of both parties; provided, however, that no assignment shall be made by either party without the prior consent of the other. Any attempt by either party to assign this Agreement or any of the rights or duties hereunder contrary to the foregoing provision shall be void.

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Except for any maintenance agreement that may be entered into by the parties, this Agreement constitutes the entire agreement between Company and Customer with respect to Company’s Goods and Services to be supplied to the Customer in this Sales Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their duly authorized corporate officers as of the day and year first above written.

ACCEPTED BY PURCHASER (Customer):

Plasma Processing Technologies Limited

By: __________________________                                                                                Date: ________________________

Harvinderpal S Hungin
Chairman and CEO

SELLER:

Startech Environmental Corporation

BY: ___________________________                                                                               DATE: ________________________

    Joseph F. Longo, CEO
    Startech Environmental Corporation